ascena retail group Completes Sale of maurices

--Latest Move in the Company’s Ongoing Transformation--

MAHWAH, N.J., May 6, 2019 – ascena retail group, inc. (Nasdaq: ASNA) (“ascena” or the “Company”) today announced that it has completed the sale of Maurices Incorporated (“maurices”) to an affiliate of OpCapita LLP (“OpCapita”). The transaction is valued at approximately $300 million. The Company received approximately $210 million in cash before expenses, and an approximately 49.6% interest in the OpCapita affiliate that is now the owner of maurices. ascena will continue to support maurices on its shared business services platform through a managed services agreement, including support for IT, supply chain, sourcing and certain back office functions.

The announcement follows the March 25, 2019 news release in which ascena announced it had entered into a definitive agreement to sell the maurices business.

About ascena retail group, inc.
ascena retail group, inc. (Nasdaq: ASNA) is a leading national specialty retailer offering apparel, shoes, and accessories for women under the Premium Fashion segment (Ann Taylor, LOFT, and Lou & Grey), Value Fashion segment (dressbarn), Plus Fashion segment (Lane Bryant, Catherines and Cacique), and for tween girls under the Kids Fashion segment (Justice). ascena retail group, inc. operates ecommerce websites and approximately 3,500 stores throughout the United States, Canada and Puerto Rico.
For more information about ascena retail group, inc. visit: ascenaretail.com, AnnTaylor.com, factory.anntaylor.com, LOFT.com, outlet.loft.com, louandgrey.com, maurices.com, dressbarn.com, lanebryant.com, Catherines.com, and shopjustice.com.
About OpCapita LLP

OpCapita is a sector-focused private equity firm that specializes in transforming operationally underperforming businesses in the retail, consumer and leisure sectors. Their most relevant transaction in the retail space involves NKD, a value clothing retailer with approximately 1,800 small format stores in secondary and tertiary cities, primarily in Germany and Austria. OpCapita achieved a successful turnaround of NKD by focusing on rationalizing the supply chain, managing store costs and enhancing customer communication, merchandise planning and inventory management. On March 19, 2019, OpCapita announced an agreement to sell NKD to funds advised by TDR Capital.

Forward-Looking Statements

Certain statements made within this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. Forward-looking statements are statements related to future, not past, events, and often contain words such as “expect,” "anticipate," "intend," "plan," "believe," "seek," "see," "will," "would," “estimate,” “forecast,” "target," “preliminary,” or range.” The Company does not undertake to publicly update or review its forward-looking statements even if experience or future changes make it clear that our projected results expressed or implied will not be achieved. Detailed information concerning a number of factors that could cause actual results to differ materially from the information contained herein is readily available in the Company’s most recent Annual Report on Form 10-K.

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Contacts
For investors:
ICR, Inc.
Jean Fontana
Managing Director
(646) 277-1214
Jean.Fontana@icrinc.com

Jennifer Davis
Senior Vice President
(646) 677-1813
Jennifer.Davis@icrinc.com

For media:
ascena retail group, inc.
Shawn Buchanan
Corporate Communications
(212) 541-3418
shawn_buchanan@ascenaretail.com